Exhibit 10.23

October 03, 2011

Dr. Raymond Urbanski

11 North Pocono Road

Mountain Lakes, NJ 07046

Dear Ray:

Metabolex, Inc. (the “Company”) is pleased to offer you employment as Chief Medical Officer on the following terms:

1. Position, Duties and Responsibilities. Subject to the terms set forth herein, the Company agrees to employ you in the position of Chief Medical Officer and you hereby accept such employment effective as of a mutually acceptable start date. As Chief Medical Officer, you will report to the Company’s Chief Executive Officer (“CEO”), and will perform the duties customarily associated with this position and such other duties as are assigned to you by the CEO. You shall devote your full business time and attention to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity permitted by the Company’s general employment policies. The employment relationship between you and the Company shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this letter agreement differ from or are in conflict with the Company’s general employment policies or practices, this letter agreement shall control.

2. Compensation and Employee Benefits.

2.1 Base Salary. Your base salary will be three hundred forty thousand dollars ($340,000) on an annualized basis, less payroll deductions and required withholdings, paid according to the Company’s regular payroll schedule and procedures. Your base salary may be modified by the Company in its sole discretion. For your initial year of employment, any merit increase you receive will be pro rated for the time period for which you were employed by the Company during the calendar year.

2.2 Hiring Bonus. You will receive a forty thousand dollar ($40,000) hiring bonus (the “Hiring Bonus”) less payroll deductions and required withholdings, paid in two equal twenty thousand ($20,000) installments. The first twenty thousand dollar ($20,000) installment will be paid on the first regular pay date after the date upon which you commence your employment (your “Employment Commencement Date”), provided that you present proof of your identity and work authorization, for immigration compliance purposes. The second and final twenty thousand dollar ($20,000) installment will be paid on the one-year anniversary of your employment with the Company, provided that you remain an active full-time employee through the one-year anniversary of the Employment Commencement Date. The Hiring Bonus shall be repaid to the Company, pro rata, if within two (2) years of your Employment Commencement Date your employment with the Company (and its successors) is terminated either (i) by you or (ii) by the Company for Cause (as defined in Section 7.2(b)). The pro rata repayment will be the product of (i) the Hiring Bonus and (ii) the fraction where the

Metabolex, Inc.        3876 Bay Center Place, Hayward, CA 94545        Phone: (510) 293-8800        www.metabolex.com

numerator is the number of full months remaining in the two (2) year period on the date of termination and the denominator is twenty-four (24). The Hiring Bonus will not become fully earned and vested unless you remain an active full-time employee through the second anniversary of the Employment Commencement Date.

2.3 Housing Assistance. You are entitled to relocation assistance in accordance with the Company’s relocation expense policy (attached as Exhibit A).

2.4 Discretionary Bonus. You will be eligible to participate in the Company’s annual bonus program in recognition of your performance and achievement of agreed upon goals. Your target annual bonus will be equal to twenty-five percent (25%) of your annual base salary. Your actual bonus, if any, will be determined by the Company’s Board of Directors (“Board”), or a subcommittee thereof, in its sole discretion, based upon its evaluation of your performance, the Company’s performance, and any other considerations it deems relevant. For your initial year of employment, your bonus will be pro rated for the time elapsed in the bonus period for which you were employed by the Company. You must be employed through the bonus payment date in order to be eligible to earn any such bonus. Any bonus payment shall be subject to payroll deductions and required withholdings.

2.5 Employee Benefits. You shall be entitled to all employee benefits, including vacation accrual of twenty (20) days per year and health and disability benefits, for which you are eligible under the terms and conditions of the standard Company benefit plans, which may be in effect from time to time and provided by the Company to its senior executive-level employees generally. Currently, such benefits include twelve (12) paid holidays per year, as well as paid sick leave of up to ten (10) days per year. Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy, including changes required by applicable law.

2.6 Stock Option. Subject to the approval of the Board you will be granted a stock option to purchase six hundred fifty thousand (650,000) shares of Company common stock, at a per share exercise price equal to the per share fair market value of the common stock on the date of grant, as determined by the Board, pursuant to the Company’s equity incentive plan. Option grants are made at regular Board meetings held approximately once each calendar quarter. Your option grant will be considered at the first regular Board meeting following your Employment Commencement Date. The term of such stock option will be ten (10) years, subject to earlier expiration in the event of the termination of your service with the Company. You may elect to receive such stock option with an early exercise feature, wherein such stock option will be immediately exercisable, but any shares purchased prior to vesting shall be subject to repurchase by the Company in the event that your service with the Company terminates before you become vested in the shares, at the lower of (1) the original exercise price or (2) the then-fair market value of the Company’s common stock. You may also elect to receive your stock option without this early exercise feature. You will be vested in, and the Company’s repurchase right, if applicable, shall not apply as to, twenty-five percent (25%) of the shares covered by the option on the first year anniversary of your Employment Commencement Date and the remaining seventy-five percent (75%) of the shares covered by the option will vest in thirty-six (36) equal monthly installments with the first monthly installment vesting one month following the first year anniversary of your Employment Commencement Date, as long as you remain in continuous service with the Company. Notwithstanding the foregoing, a portion of the shares subject to your outstanding stock options may vest on an accelerated basis pursuant to Sections 7 or 8. Except as provided herein, such stock options will be subject to the provisions of the equity incentive plan of the Company under which the options are granted and the applicable form of stock option agreement thereunder (the “Plan Documents”).

3. Other Activities During Employment.

3.1 Activities. Except with the prior written consent of the CEO, you will not, during your employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your job duties.

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3.2 Investments and Interests. Except as permitted by Section 3.1 and by Section 3.3, during your employment you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

3.3 Noncompetition. During the term of your employment by the Company, except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

4. Company Policies; Confidential Information and Inventions Agreement. You acknowledge your obligations under the Company’s Employee Agreement on Confidential Information and Inventions, a copy of which is attached as Exhibit B. You further acknowledge your obligation to abide by the Company’s rules, policies and procedures.

5. Immigration. Your employment is contingent upon your providing adequate documentation to prove both your identity and authorization to work in the Untied States.

6. Your Representations and Warranties.

6.1 No Breach of Contract. You represent and warrant that the execution and delivery of this letter agreement by you and the performance of your obligations hereunder will not conflict with or breach any agreement, order or decree to which you are a party or by which you are bound. You warrant that you are subject to no employment agreement or restrictive covenant preventing full performance of your duties under this letter agreement.

6.2 No Conflict of Interest. You warrant that you are not, to the best of your knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with your loyalty to or duties for the Company.

6.3 Notification of Materials or Documents from Other Employers. You further warrant that you have not brought and will not bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.

6.4 Notification of Other Post-Employment Obligations. You also understand that, as part of your employment with the Company, you are not to breach any obligation of confidentiality that you have to former employers, and you agree to honor all such obligations to former employers during your employment with the Company.

7. Termination of Employment.

7.1 At-Will Employment Relationship. Your employment with the Company shall be at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause and with or without advance notice.

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7.2 Termination for Cause.

(a) If the Company terminates your employment at any time for Cause (as defined below), your salary shall cease on the date of termination and you shall not be entitled to severance pay, COBRA premium payments, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of any compensatory equity award held by you shall cease on your employment termination date, and your right to exercise vested option shares shall be governed by the Plan Documents.

(b) Definition of Cause. For purposes of this agreement, “Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest with respect to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty that results in material harm to the Company; (iii) your intentional material violation of any contract or agreement between you and the Company, including but not limited to this letter agreement or your Employee Agreement on Confidential Information and Inventions, or your violation of any statutory duty that you owe to the Company, but only if you do not correct such violation within thirty (30) days after written notice thereof has been provided to you; or (iv) your gross negligence or willful neglect of your job duties, as determined by the Board in good faith, but only if you do not correct such violation within thirty (30) days after written notice thereof has been provided to you.

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7.3 Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(a) If the Company terminates your employment without Cause and other than as a result of your death or disability, or if you resign your employment for Good Reason (defined below), you will be eligible to receive the severance benefits described in this Section 7.3. You will be eligible to receive, subject to payroll deductions and required withholdings and net of any amounts earned by you pursuant to any employment or consulting arrangements obtained by you following such termination (other than the activities described in the last sentence of Section 3.1), continuation for twelve (12) months of the greater of (i) your base salary in effect as of such termination date or (ii) your base salary as set forth in Section 2.1. In addition you will be eligible to receive your potential annual discretionary bonus amount set forth in Section 2.4, determined as if all performance targets established by the Board have been satisfied, pro-rated for the number of months elapsed in the year in which your employment terminates. You agree to notify the Company promptly of any amount earned by you from other employment or a consulting engagement while you are receiving severance payments under this letter agreement. Moreover, if you timely elect and remain eligible for continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to twelve (12) months following the termination date, provided that such payments shall cease if you obtain full-time employment, or cease to be eligible for COBRA, within such period. You agree to notify the Company promptly if you obtain full-time employment while the Company is paying your COBRA premiums under this letter agreement. Upon such termination, the vesting of all compensatory equity awards held by you shall be accelerated such that the awards are fully vested and exercisable upon the termination date. Your receipt of any severance benefits under this Section 7.3 is contingent upon your signing and making effective a full, general release of all claims against the Company in a form acceptable to the Company containing the language set forth in the Release Agreement attached as Exhibit C on or after the termination date. This base salary and bonus severance will be paid in substantially equal installments over the twelve (12) month period following the termination date according to the Company’s payroll procedures; provided, however, that no payments will be made to you prior to the Effective Date as defined in the Release Agreement. On the first payroll pay day occurring at least three (3) business days following the Effective Date, the Company will pay you the cash severance amounts you would have received on or prior to such date in a lump sum, with the balance of the cash payments being made as originally scheduled.

(b) Definition of Good Reason. For purposes of this letter agreement, “Good Reason” shall mean any one of the following events that occurs without your consent: (i) the material reduction in your responsibilities, authorities or functions as an employee of the Company (but not merely a change in reporting relationships); (ii) a material reduction in your level of compensation your base salary and target bonuses under any corporate-performance based bonus or incentive programs); (iii) a relocation of your place of employment that results in an increase to your round trip commute of more than twenty (20) miles; or (iv) the Company’s material breach of this letter agreement. Notwithstanding the foregoing, you must provide written notice to the General Counsel of the Company within thirty (30) days after the date on which such event first occurs, and allow the Company thirty (30) days thereafter (the “Cure Period”) during which the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to your reasonable satisfaction by the expiration of the Cure Period, your employment will then terminate with Good Reason as of such thirtieth day.

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7.4 Voluntary or Mutual Termination; Death; Disability.

(a) You may voluntarily terminate your employment with the Company at any time without Good Reason. If you terminate without Good Reason or if your employment terminates as a result of your death or disability, your salary shall cease on the date of termination and you shall not be entitled to severance, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of any compensatory equity awards held by you shall cease on the termination date, and your right to exercise vested awards (or be issued shares under such vested awards) shall be governed by the terms of the Company’s applicable compensatory equity plans and the corresponding award agreements.

(b) If at any time during the course of this letter agreement the parties by mutual consent decide to terminate this letter agreement, you and the Company shall do so by separate agreement setting forth the terms and conditions of such termination.

7.5 Application of Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided for in this letter agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and you are a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been delayed pursuant to this Section 7.5 and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this letter agreement. For the avoidance of doubt, it is intended that (1) each installment of the Agreement Payments provided in this letter agreement is a separate “payment” for purposes of Section 409A, (2) all Agreement Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9)(iii), and (3) the Agreement Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(9)(v).

8. Change in Control.

8.1 Definitions.

(a) “Change in Control” shall mean an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company or, in the case of a Transaction described in Section 8.1(b)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(b) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company.

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8.2 Stock Awards. At the closing of a Change in Control, your outstanding compensatory equity awards shall become vested and exercisable with respect to fifty percent (50%) of your then-unvested shares of the Company’s common stock subject thereto. In addition, in the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined above) and other than as a result of your death or disability, or you resign for Good Reason (as defined above) (a “Change in Control Termination”), any remaining unvested portion of all compensatory equity awards held by you shall have the vesting accelerated such that all awards are fully vested and exercisable as of the date of the Change in Control Termination (the “Acceleration”). As a precondition of receiving the Acceleration, you must first sign and make effective on or after the termination date a full, general release of claims in favor of the Company within forty-five (45) days after the termination date in a form acceptable to the Company containing the language set forth in the Release Agreement attached hereto as Exhibit C.

8.3 Parachute Payments After the Listing Date.

(a) After the Listing Date (as defined below), if any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether under this letter agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you will be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment. For purposes of this provision, the term “Listing Date” means the date of the sale of the Company’s securities to the general public pursuant to an initial public offering under a Registration Statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b) All determinations required to be made under this Section 8.3 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public tax accounting firm used by the Company or, if such firm declines to serve, such other nationally recognized certified public tax accounting firm as you may designate (the “Accounting Firm”). The Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) and/or at such other times as requested by the Company or you. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. If the Accounting Firm determines that an Excise Tax is payable with respect to a Payment, it shall furnish to the Company and you an opinion reasonably acceptable to you of the amount of Excise Tax payable with respect to the Payments and the amount of Gross-Up Payment due to you. The Company will pay the Gross-Up Payment to you within thirty (30) days of the date the Company receives the Accounting Firm’s opinion, but in no event later than the end of your tax year following your tax year in which you pay the Excise Tax. The Company shall bear all reasonable expenses with respect to the determinations by the Accounting Firm required to be made hereunder. Any determination by the Accounting Firm shall be binding upon the Company and you.

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9. General Provisions.

9.1 Severability. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

9.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company at its primary office location and to you at your address as listed on the Company payroll.

9.3 Waiver. If either party should waive any breach of any provisions of this letter agreement, you or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this letter agreement.

9.4 Entire Agreement. This letter agreement, together with its exhibits, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

9.5 Counterparts. This letter agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same letter agreement.

9.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.7 Successors and Assigns. This letter agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.

9.8 Governing Law. All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

9.9 Attorneys’ Fees. If either party hereto brings any action to enforce your or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonable attorneys’ fees and costs incurred in such action.

Enclosed is your Employee Agreement on Confidential Information and Inventions, which you should read carefully.

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To indicate your acceptance of the Company’s offer, please sign this letter agreement in the space provided below and return it to me along with the signed Employee Agreement on Confidential Information and Inventions, in the stamped self-addressed envelope, which is enclosed. This offer shall expire on October 11, 2011 if not accepted prior to such date. If you have any questions regarding this letter agreement, feel free to contact me.

Sincerely,

METABOLEX, INC.

By:
Harold Van Wart
Chief Executive Officer

Accepted and agreed:

October 5, 2011
Raymond W. Urbanski, M.D., Ph.D.

EXHIBIT A – Relocation Expense Policy for New and Transferred Employees

EXHIBIT B – Employee Agreement on Confidential Information and Inventions

EXHIBIT C – Release Agreement

EXHIBIT A

RELOCATION EXPENSE POLICY FOR NEW AND TRANSFERRED EMPLOYEES

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EXHIBIT B

EMPLOYEE AGREEMENT ON CONFIDENTIAL INFORMATION AND INVENTIONS

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